Exhibit 10.7
 EMPLOYMENT AGREEMENT

AGREEMENT made as of the _____ day of June, 2008, by and among Scott Smith, an individual residing in Dallas, Texas (hereinafter referred to as "Executive”) and THE AMACORE GROUP, INC., a Delaware corporation with offices in Tampa, Florida (hereinafter referred to as "AGI").

W I T N E S S E T H

WHEREAS, AGI has heretofore acquired several other corporate entities (JRM Benefit Consultants, LLP; LifeGuard Benefits Solutions, Inc.; Zurvita, Inc. and US Health Benefits Group, Inc.) and intends in the future to acquire additional legal entities; and

WHEREAS, said legal entities will be acquired in such a manner that they become subsidiaries of AGI (the legal entities hereto acquired and those acquired in the future being hereinafter sometimes referred to, along with AGI, as the “Company”); and

WHEREAS, AGI desires to retain the services of Executive to render his services to the Company as its Chief Operations Officer (COO); and

WHEREAS, Executive is agreeable to employment by AGI and rendering such services to the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Employment Term, Duties and Acceptance

(a) AGI hereby retains Executive as the Company's Chief Executive Officer (COO) for a period of three (3) years, commencing on the date hereof (the "Employment Period"), to render his services to the Company upon the terms and conditions herein contained. In such executive capacity, Executive shall be primarily responsible for general operation of the Company, including, without limitation, strategic planning for immediate and long term growth, domestic and worldwide; preparation of monthly, quarterly and yearly budgets and reports; and report and be responsible only to AGI’s Chief Executive Officer, President and it’s Board of Directors.

(b) Executive hereby accepts the foregoing employment and agrees to render his services to the Company on a full-time basis in such a manner as to reflect his best efforts to the end that the Company's operations are properly managed. In furtherance of Executive performing the duties assigned to him under this Agreement, AGI agrees to provide Executive with support staff reasonably required by Executive so as to enable him to carry out such duties.

2.              Compensation

(a) During the first annual of the term of this Agreement, Executive shall receive compensation of Two-hundred Fifty-thousand dollars ($250,000).  This compensation may, at Executive's election, be accrued, in whole or in part. Executive’s compensation shall be payable in accordance with the general payroll practices of the Company as are from time to time, in effect, less such deductions or amounts as shall be required to be withheld by applicable law or regulation. At the completion of each calendar year, AGI’s Board of Directors shall review the services provided by Executive to determine the amount that Executive's salary shall be increased for the forthcoming yearly period. Such increase shall be no less than the Consumer Price Index or such other similar index reflective of the cost of living increase in the Dallas, Texas metroplitan area from the beginning of the yearly period to the end of the yearly period with respect to the Consumer Price Index applicable to the said metropolitan area, times Executive's base compensation in effect during the said yearly period. The sum resulting by way of this increase to the Executive's base compensation shall, for the then immediately succeeding period be considered the Executive's base compensation. AGI’s Board of Directors shall also determine on an annual (fiscal or calendar year, as the case may be) basis, the amount, if any, of bonus or incentives to be paid to Executive. Provided, however, that Executive shall receive a special bonus ("special bonus") in an amount equal to one half percent(0.50%) of AGI’s pre-tax profits from the preceding year (as determined by the  application of generally accepted accounting principles), up to the first one-million dollars of such profits; plus an additional sum equal to three quarters of a percent (0.75%) of AGI’s pre-tax profits over one-million dollars and up to two-million dollars of such profits; plus one percent (1%) of all pre-tax profits over two-million dollars up to four-million dollars; and one and one quarter percent (1.25%) of all pre-tax profits over four-million dollars. The special bonus shall be paid within thirty (30) days following determination thereof, which determination shall be made as soon as practicable.

(b)  Executive shall receive a sign-on bonus of warrants to purchase one-million (1,000,000) shares of AGI’s Class A common stock (the “shares”) which shares shall be issued on the signing hereof, but nonetheless vested as follows: (i)25% to vest on July 1, 2008; (ii) 25% to vest on July 1, 2009; (iii) 25% to vest on July 1, 2010 and (iv) 25% to vest on July 1, 2011. Each tranche will only vest if the Executive is in continuous employment with AGI on each vesting date.  Unless otherwise directed, by AGI, Executive agrees to sell such shares only through Mr. Joe Sanders, a registered broker, or through such other broker or brokerage company designated by AGI.  Further, Executive agrees to limit the amount of AGI shares sold into the market on any given day to an amount not to exceed 10% of AGI’s trading volume on the date of Executive’s sale.  For example, if on a given day, AGI trades 100 shares up to Noon, no more than 10 shares may be sold by Executive; and if from Noon to 4:00 p.m. AGI’s trading volume is an additional 200 shares, no more than an additional 20 shares may be sold during the remainder of that trading day.  Executive agrees to not, either directly or indirectly, engage or encourage others to engage in any “short selling” of AGI stock.  This provision shall survive the termination, for any reason, or expiration of this Agreement and be binding upon Executive’s permitted donees or assignees provided, however, Executive’s warrants shall not be sold, transferred, assigned or hypothecated by Executive without the express written permission of AGI.

(c) AGI and Executive agree that Executive shall continue to live in Dallas, Texas and perform his services primarily out of the Company’s LifeGuard Benefits Solutions, Inc. facilities.  Provided, however, that Executive shall, unless otherwise agreed upon between AGI and Executive, spend at least two days a month at AGI’s subsidiary’s offices for purposes of evaluating, modifying and generally overseeing said subsidiary’s overall operations.

(d) Executive shall be entitled to reasonable paid vacation time, sick leave and time to attend professional meetings comparable to that offered the executives in comparable positions.  For the first year of the term of this Agreement, reasonable vacation time shall be deemed to mean five (5) weeks.

(e) Executive shall be entitled (subject to the terms and conditions of particular plans and programs) to all fringe benefits afforded to other senior executives of AGI   , including, but not by way of limitation, bonuses and the right to participate in any pension, stock option, retirement, major medical, group health, disability, accident and life insurance, relocation reimbursement, and other employee benefit programs made generally available, from time to time, by AGI.

(f) Company shall pay or reimburse Executive for reasonable expenses incurred in the performance of services under this Agreement during the Employment Period, upon presentation of expense statements, vouchers or such other supporting documentation as may reasonably be required.

3.              Disability

(a) Upon the disability, as defined in subparagraph 3(b) hereof, of Executive during the Employment Period, AGI may, in its sole discretion, terminate Executive's employment; provided that if AGI elects to so terminate Executive's employment, Executive shall be entitled to receive, accrued but unpaid salary, expense reimbursement and bonuses, the proceeds of any disability insurance policy plus an amount from the Company monthly which, when added to the amount received by the Executive from any disability policy in effect for the Executive at the time of his disability will equal the Executive's salary for a twelve-month period following the date of termination, as if the termination had not occurred. Such termination shall have no effect on the Company's obligation to pay the special bonus referred to hereinbefore.

(b) For purposes of this Agreement the term "disability" shall mean Executive's inability to continue to materially and substantially perform and discharge the duties previously required of him on behalf of the Company for an aggregate period exceeding three (3) consecutive months within any twelve (12) month consecutive period.

(c) In the event of a dispute between the parties as to what constitutes a disability, such dispute shall be finally determined by a person mutually agreed upon by Executive and AGI. If a mutually acceptable person cannot be selected, such designations shall be made by Executive and AGI each choosing a person, which person shall then mutually select a third person (collectively called the "panel"). The panel's determination shall be made by majority vote and such determination shall be deemed binding and conclusive. The parties agree to fully cooperate with whatever procedures and examinations may be required in order to allow the panel to make its determination.

4.              Termination of Employment

(a) (i) In the event Fifty (50) Percent or more of the equity securities of AGI are acquired by any single person or identifiable group, as defined by the applicable rules and regulations under the Security and Exchange Act of 1934, as amended at an average acquisition price of $5.00 per share or more (valuing promissory notes, preferred stock or subordinated debentures given as consideration at their face value, and valuing any other assets given as consideration at their fair market value) and in the further event that Executive's employment is terminated within twelve (12) months following such event, except if such termination is by reason of "cause" (as that term is defined at paragraph 4(b) hereafter, or (ii) in the event Executive terminates his employment by reason of the uncured breach of this Agreement by AGI ("cause"), then, on the termination date, Company shall pay (or issue, as the case may be) to Executive a lump sum amount equal to the aggregate of (i) accrued but unpaid salary, if any; (ii) accrued but unpaid expenses, if any; (iii) accrued but unpaid bonuses, if any; (iv) unissued warrants, if any; and (v) the total compensation which would have been paid to Executive through the longer of (i) the remaining term, if any, of the Employment Period, or (ii) three (3) years compensation. Additionally, as of the termination date, Executive's rights to exercise his warrants, (if any) and/or stock option to the full extent of the shares covered thereby (if said rights had not otherwise matured or vested), shall forthwith mature and vest and Executive shall have the right to exercise his rights under any such securities. If the Executive intends to terminate his employment with the Company and/or AGI for "cause", the "cause" shall be specified in a written notice sent by Executive to the Company, and the Company shall be afforded fifteen (15) days or longer, if reasonably required, to cure such breach, if such breach is capable of being cured.

(b) In the event of misconduct in office by Executive in the performance of his duties hereunder or if Executive is unable and/or unwilling to carry out the duties reasonably assigned to him by AGI, which duties are consistent with duties generally assigned and/or expected of chief operating officers in companies of comparable size to the Company (which shall hereinafter be referred to as "Termination for Cause"), AGI may terminate this Agreement by giving two (2) weeks prior written notice to Executive identifying the cause of termination and specifying the effective date of such termination. If Executive is subjected to Termination for Cause, then such "cause" shall be specified in such notice and Executive shall be afforded thirty (30) days or longer, if reasonably required, to cause such breach to be cured, if such breach is, in AGI’s sole opinion, capable of being cured. On the termination date Company shall pay to Executive the aggregate of (i) accrued but unpaid expenses, if any (ii) accrued but unpaid bonuses, if any; and (iii) the net salary compensation which would have been paid to Executive through the date of termination. Furthermore, in that event any warrants to be issued pursuant to this Agreement, and any options granted pursuant to plans then applicable to Executive which have not then vested shall be forfeited as of the termination date.

(c) In the event Executive resigns or is terminated as an employee/executive/officer of the Company, Executive hereby agrees that his position(s) as officer and director of the Company, if any, shall automatically end as of the date of his resignation or termination of employment.

5.              CONFIDENTIALITY

(a) Executive agrees to execute AGI’s standard form of Confidentiality Non-Competition Agreement as prepared by Counsel to AGI.

(b) Except if this Agreement is terminated by way of or due to breach of same by AGI or for reasons specified in subparagraphs "a" and/or "b" of Article "6", Executive's covenants contained herein shall survive the termination or expiration of this Agreement.

6.              TERMINATION OF AGREEMENT

This Agreement shall, in addition to other provisions affecting termination, terminate on the occurrence of any of the following events:

(a) Cessation of AGI’s business;

(b) Dissolution of AGI’s; or

(c) The voluntary agreement of the parties hereto.

7.              NOTICES

All notices, requests, demands, deliveries and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, posAGIe prepaid, registered or certified mail, return receipt requested to the parties at the addresses (or at such other address for a party as shall be specified by like notice) specified on the first page of this Agreement.

8.              WAIVER

The failure of either party at any time or times to require performances of any provision hereof shall in no manner effect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.              GOVERNING LAW

This Agreement shall be governed by the laws of the Sate of Florida, which shall have exclusive jurisdiction over any claims or disputes arising from the subject matter contained herein without regard to any conflict of laws provision.

10.              COMPLETE AGREEMENT

This Agreement constitutes the complete and exclusive agreement between the parties hereto which supersedes all proposals, oral and written, and all other communications between the parties relating to the subject matter contained herein.

11.              SEVERABILITY

If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.              EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS

This Agreement may not be assigned, transferred or otherwise inure to the benefit of any third person, firm or corporation by operation of law or otherwise, without the written consent by the other party hereto, except as herein specifically provided to the contrary.

13.              MODIFICATION

This Agreement may only be amended, varied or modified by a written document executed by the parties hereto.

14.              FURTHER INSTRUMENTS

The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required to effectively carry out the transactions contemplated herein.

15.              INDEMNIFICATION

In addition to any liability insurance to be provided the Executive hereunder, AGI will indemnify and hold harmless the Executive from any and all claims, demands, suits, actions or judgments which hereafter may by asserted, instituted or recorded by any person, firm or corporation for the duration of this Agreement and for a six (6) year period following the termination of said Agreement as defined in paragraph 4. The foregoing indemnity shall be enforceable only with respect to claims made against Executive with respect to all expenses, losses, charges and attorney's fees sustained or incurred by the Executive in defending any suit, action or other proceeding brought against the Executive, directly or indirectly, arising out of Executive's employment by AGI.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _____ day of June, 2008.

THE AMACORE GROUP, INC.

By:______________________________
Clark A. Marcus
Chief Executive Officer

By:______________________________
              Scott Smith

THE AMACORE GROUP, INC.

EMPLOYEE CONFIDENTIALITY AGREEMENT

AGREEMENT made this _______ day of ____________, 200__, by and between _______________________________ (hereinafter called the “Employee”) and The Amacore Group, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”) and acting in this Agreement on its own behalf and on behalf of all of its subsidiaries, both direct and indirect, now or hereafter existing (hereinafter collectively called the “Company”).

In consideration of the Company agreeing to employ the Employee as an employee, as a specific condition thereof and for other good and valuable consideration to be received by Employee from the Company during the course of such services, Employee agrees as follows:

1.           Employee acknowledges that certain, if not all, of the valuable confidential information which belongs to the Company and which the Company considers to be its trade secrets will be made available to the Employee by virtue of services rendered and to be rendered by Employee to the Company.  In addition, the Employee may develop or may have developed other confidential information during the course of Employee’s tenure with the Company.

2.           Employee hereby agrees to keep confidential and to not, directly or indirectly, use for himself/herself, or otherwise disperse or disseminate to any third party, without the written permission from the Chief Executive Officer of The Amacore Group, Inc. all information and documentation received by the undersigned which information and documentation is indicated by the Company to be of a confidential nature.  Said information will include, but not be limited to provider, vendor and/or customer lists supplied to the Employee in connection with business currently being conducted by The Amacore Group, Inc. and all forms of contracts supplied to the Employee by the Company.  Employee further agrees to keep confidential all aspects of the Company’s computer software systems including system documentation, training manuals, software code, screen prints and any other materials either written or oral which would disclose the programming or operation of the system.The designation of “CONFIDENTIAL” by the Company upon documents supplied by the Company to the Employee shall be deemed    conclusive for purposes of determining whether or not documents supplied by the Company to the Employee are to be determined confidential.

3.           Employee shall not publish or cause to be published any articles, oral presentations or materials related to the business or activities of the Company without first obtaining the written consent of the Company.

4.           Employee agrees to disclose promptly to the Company all inventions, discoveries, improvements and business or marketing concepts related to the  business and/or contemplated business or activities of the Company which are conceived or made by Employee, either alone or in conjunction with others, at any time or place, during the period of Employee’s tenure with the Company including inprovements or betterments to the Company’s software systems

5.           All inventions, discoveries, improvements, business or marketing concepts relating to the Company created by Employee, either alone or with others, during Employee’s tenure with the Company shall, from inception, be the exclusive property of the Company or its nominee.  During the course of employment and for a ten-month period thereafter, whenever requested to do so by the Company, Employee shall execute, at the Company’s expense, any and all applications, assignments or other documents with the Company as the Company shall determine necessary to confirm the foregoing and/or to apply for and obtain letters patent to protect the Company’s interest in such inventions, discoveries and improvements and business or marketing concepts.  The burden of proving date of conception after employment shall be on Employee.

6.           Upon termination of services, Employee shall promptly deliver to the Company all drawings, blueprints, manuals, letters, contracts, agreements, notes, notebooks, records, reports, memoranda, computer diskettes, computer programs, formulas and all other materials relating to the Company’s business, including all copies thereof, which are in the possession or under the control of Employee.

7.           The terms of this Agreement shall survive the termination and/or expiration hereof.

8.           Upon the termination of Employee’s services to the Company, for any reason whatsoever, Employee agrees that he/she will not, within the United States, directly or indirectly disclose or copy any confidential information of the Company as described in this agreement existing at any time during his/her tenure hereof, whether said confidential information  is considered fully developed or in the development stage (herein sometimes called a “Product”).  Additionally, Employee agrees that for  a two (2)  year period, to not solicit, hire or cause to be hired by any other person, firm or corporation any then current employee or independent sales agent of the Company or solicit or accept any business from any entity which is a customer or vendor of the Company or which was a customer or vendor of the Company during Employee’s tenure with the Company if such business involves, within the United States, a Product of the Company without the prior written consent of the Chief Executive Officer of the Amacore Group Inc..

9.           Employee acknowledges that his/her services to the Company are unique and that the confidential information which will be divulged to the Employee will be of such nature that the divulging of same by Employee to any other person, firm or corporation or the utilization thereof by Employee, in breach of his/her undertaking thereunder could cause the Company irreparable harm or damage for which the Company cannot be entirely compensated by an aware of money damages.  It is therefore agreed that in addition to any other relief or remedy which may be available to the Company in the event of the breach by Employee of his confidential undertaking, the Company may seek as against the Employee injunctive relief, and the Employee agrees that in the event such an action is commenced by the Company against Employee which alleges, in whole or in part, a breach or threatened breach by Employee of his confidential undertaking, to consent, and he/she does hereby consent, to the issuance by the Court to a preliminary injunction in favor of the Company restraining the Employee from breaching his/her confidential undertaking as set forth herein pending a final determination of such judicial proceeding.  The provisions hereof shall survive the termination or expiration of this Agreement.

10.           This Agreement shall be governed by the laws of the State of Florida, as applied by the courts of Florida which courts (either State or Federal) shall have exclusive subject matter in personam jurisdiction over the parties and any claims or disputes arising from the subject matter contained herein with regard to any conflict of law provision and the parties hereto.

Signed:                   ______________________________________

______________________________________
(print name)

Dated:                        ______________________________________